As filed with the Securities and Exchange Commission on September 12, 1997
                                               Registration No. 333-_____


                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                         ___________________

                               FORM S-3

                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933
                          _________________

                     VIDEOLAN TECHNOLOGIES, INC.
        (Exact Name of Registrant as Specified in Its Charter)

          Delaware                               59-1670533
(State or Other Jurisdiction of     (I.R.S. Employer Identification No.)
Incorporation or Organization)

11403 Bluegrass Parkway,                Jack Shirman
        Suite 400                       VideoLan Technologies, Inc.
Louisville, Kentucky  40299             11403 Bluegrass Parkway
      (502) 266-0099                    Suite 400
(Address, Including Zip Code, and       Louisville, Kentucky 40299
Telephone Number, Including             (502) 266-0099
Area Code, of Registrant's              (Name, Address, Including Zip
Principal Executive Offices)            Code, and Telephone Number,
                                        Including Area Code, of Agent
                                        For Service)

                              Copies to:
                         William G. Strench
                      Brown, Todd & Heyburn PLLC
                        3200 Providian Center
                     Louisville, Kentucky  40202
                            (502) 589-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement ("Registration Statement").

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                   Calculation of Registration Fee

                                      Proposed          Proposed
                                       Maximum           Maximum
 Title of Share      Amount To Be  Aggregate Price   Aggregate Offering    Amount of
 to be registered   Registered (1)   Per Share (2)       Price (2)       Registration Fee
__________________  ______________  ______________   __________________  ________________
Common Stock,       14,946,104       $ .40625        $ 6,012,340         $1,822.00
 $.01 par value       shares


(1) Includes 2,627,654 shares of the common stock of Registrant ("Common Stock") held by Selling Stockholders as well as 12,171,952 shares issuable to the Selling Stockholders upon the conversion of up to 4,140 shares of the Company's Series 1996A Convertible Preferred Stock (the "Series 1996A Preferred Stock"). In addition, included is an indeterminate number of additional shares of Common Stock as may be issued because of future stock dividends, stock distributions, stock splits or similar capital readjustments or by reason of changes in the conversion price of the Series 1996A Preferred Stock.
(2) Represents the average of the closing bid and ask prices of the Common Stock of the Registrant on September 5, 1997. Estimated solely for the purpose of calculating the registration fee.


     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section
          8(a), may determine.


PROSPECTUS
                        14,946,104 Shares
                                of
                   VIDEOLAN TECHNOLOGIES, INC.
                           Common Stock

     This prospectus ("Prospectus") relates to 14,946,104 shares (the "Shares") of common stock, $.01 par value per share (the "Common
Stock"), of VideoLan Technologies, Inc. (the "Company") that may be offered for sale by persons (the "Selling Stockholders") who have acquired such Shares by the conversion of certain shares of the Company's Series 1996A Convertible Preferred Stock, $.01 par value (the "Series 1996A Preferred Stock"), acquired in a private placement transaction. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders in order to permit the public sale or other distribution of the Common
Stock. None of the proceeds from the sale of the Common Stock will be received by the Company. See "Selling Stockholders," "Plan of
Distribution" and "Use of Proceeds." The Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "VLNT".

     Sales of the Common Stock may be sold from time to time to purchasers directly by the Selling Stockholders in negotiated transactions and in the over-the-counter market on Nasdaq. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent; and (b) ordinary brokerage transactions in which the broker solicits purchasers. Alternatively, the Selling Stockholders may from time to time offer the Shares offered hereby through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of securities for whom they may act as agents. The Shares offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

     The Company will pay all expenses of this offering (the "Offering") (estimated to be approximately $42,340), for the Selling Stockholders and any underwriters, except for underwriting discounts, commissions or transfer taxes. In addition, the Company has agreed to indemnify the Selling Stockholders, including any director or officer of the Selling Stockholders, against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify the Company, including any directors or officers of the Company, against certain liabilities that might arise with regard to certain statements in this Prospectus. See "Plan of Distribution."

     The terms of any offering of the shares of Common Stock by the Selling Stockholders, including the names of the underwriters, if any, and the public offering price, underwriting discounts and proceeds to the Selling Stockholders, will be set forth in an accompanying Prospectus Supplement, to the extent required. The Selling Stockholders and any agents or broker-dealers that participate in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

  SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN CONSIDERATIONS
    RELEVANT TO AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                            SECURITIES
AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                        A CRIMINAL OFFENSE.

     This Prospectus also relates to such additional securities as may be issued to the Selling Stockholders because of future stock dividends, stock distributions, stock splits or similar capital readjustments or by reason of changes in the conversion price.

        The date of this Prospectus is September   , 1997.

                      AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not include all the information set forth in the Registration Statement, to which reference is made for further information with respect to the Company.

     The Company is subject to the informational requirements of the Commission and the rules and regulations thereunder and in accordance therewith files periodic reports, proxy and information statements, and other information with the Commission (File No. 0-26302). The Registration Statement and all reports, proxy and information statements, and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's Web site
(http://www.sec.gov), and may also be inspected and copied at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street,
Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are hereby incorporated by reference herein:

     (1) The Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1996 (the "1996 Annual Report");

     (2) The Company's Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 1997, and June 30,
          1997;

     (3)  The Company's Current Reports on Form 8-K dated January
          29, 1997, May 2, 1997, and August 13, 1997; and

     (4) The description of the shares of Common Stock contained in the Company's Registration Statement on Form 8-A12G.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the shares of Common Stock hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any and all of the documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for such copies should be directed to VideoLan Technologies, Inc., 11403 Bluegrass Parkway, Suite 400, Louisville, Kentucky 40299, Attn: Steven B. Rothenberg. Telephone requests may be directed to Mr. Rothenberg at (502) 266-0099.

     Unless the context indicates otherwise, all references in this Prospectus to the Company include the Company and its subsidiary, IL Acquisition Corp. ("Subsidiary").

                           THE COMPANY

     The Company has developed and is engaged in the continuing development of transport and switch and communications products which utilize the Company's technology to transmit and receive real time, interactive, video, voice and data signals over two pairs of unshielded twisted pair copper wire. The Company's initial product is a stand-alone video, voice and data communications network solution (the "VideoLan System") for the desktop personal computer.
The Company has recently developed the VL1000 ("VL1000"), a campus wide full motion desk-top video conferencing system, the VL1500
("VL1500"), a multi-media desk-top video conferencing system, including multi-party calling, and the VL3000 ("VL3000"), a full-featured video communication exchange system providing desk-top video conferencing for campus and wide area network applications. With its acquisition, through its Subsidiary, of substantially all of the assets of Video and Communication Solutions, Inc. (formerly known as ImageLink, Inc.) ("VCSI"), in July 1997, the Company began to engage in the sale of desk-top, portable and conference room video conferencing products (together, "Video Conferencing"). In particular, through the acquisition of VCSI, the Company became the exclusive licensor of Image Link Technology, Inc.'s coder/decoder printed circuit board ("Kodec") which is used in Video Conferencing (The VideoLan System, the VL1000, the VL1500, the VL3000 and Kodec are sometimes referred to collectively herein as the "VideoLan Products"). The Company's business strategy is to market the VideoLan Products to original equipment manufacturers ("OEMs"), value added resellers ("VARs"), systems integrators and distributors and to develop additional products utilizing its technology. Since the Company's technology could be adaptable to additional applications, including home to home video and voice and data conferencing, it may undertake other initiatives in the future. The Company is located at 11403 Bluegrass Parkway, Suite
400, Louisville, Kentucky 40299.  The Company's telephone number is
(502) 266-0099.


                           RISK FACTORS

     Certain statements and information under the captions "The Company" and "Recent Developments," and elsewhere in this Prospectus (including documents incorporated herein by reference, see "Incorporation of Certain Documents by Reference"), constitute forward-looking statements as that term is defined in the Securities Act. Such forward-looking statements involve known and unknown risks and other factors that may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such
forward-looking statements.   Such risks and factors include, but
are not limited to, those described below and elsewhere in this Prospectus.

     In addition to reviewing the Company's 1996 Annual Report, the other documents incorporated herein by reference and the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby:

Need For Additional Capital

     As of August 31, 1997, the Company's cash position was less than $1,000,000. The Company is currently utilizing approximately $450,000 of that cash per month for operating and research and development activities. It is anticipated that the Company's current cash position will be sufficient to fund the Company's operations into the fourth quarter of 1997. The Company is actively seeking additional financing to fund its activities for the balance of 1997 and into 1998.

     The Company cannot anticipate what the terms of this additional funding will be or whether such financing will be available at all. Failure to receive such financing will likely require the Company to cease operations. Even if such financing is obtained, unless and until adequate income from sales of the VideoLan Products or other sources is realized, the timing, sufficiency and receipt of which cannot be predicted, future development and commercialization of the Company's technology will require the Company to continue to seek further financing in the future.

Losses Since Inception; Expectation of Continuing Losses

     The Company has incurred aggregate losses of approximately $21 million from inception through August 31, 1997. The Company expects to incur continuing losses until significant quantities of the VideoLan Products are sold.

Lack of Revenues; Dependence on Initial Products

     The revenues and profitability of the Company and the future commercialization of the Company's technology will be largely dependent upon the success of the VideoLan Products. The Company only recently has begun to receive orders for the VideoLan Products and there can be no assurance that the introduction and marketing of the VideoLan Products will be successful, or that the Company will have significant revenues or profitable operations. In addition, there can be no assurance that unforeseen technical or other difficulties will not arise which would interfere with the assembly, manufacture, integration or installation of the VideoLan Products, or prevent or create delays in marketing the product.

Rapid Technological Changes; Uncertain Market Acceptance of
Technology; Evolving Industry Standards

     The success of the VideoLan Products and other products the Company will develop in the future will depend in large part upon market acceptance of the Company's technology. There can be no assurance that the Company's technology will be accepted in the marketplace, or will be perceived as being competitive with other technologies, including technologies which may be developed in the future. The markets for the VideoLan Products are characterized by rapidly changing technology, evolving industry standards and frequent new products and product enhancements. The Company's success in its business will depend upon its continued ability to enhance its products, to introduce new products on a timely and cost effective basis to meet evolving customer requirements, to achieve market acceptance for new product offerings and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company will be able to respond effectively to new industry standards or technological changes. Moreover, there can be no assurance that competitors of the Company will not develop competitive products, or that any such competitive products will not have an adverse effect upon the Company's operating results.

Lack of Marketing Experience and Reliance on Marketing Partners

     The Company presently is beginning to implement its marketing program for the VideoLan Products and is beginning to strengthen its sales and marketing efforts and personnel. Successful marketing of the VideoLan Products will depend upon the Company's ability to demonstrate effectively the technological advantages of the VideoLan Products to OEMs, VARs, systems integrators and distributors whose markets and market presence will provide significant distribution channels, and targeted distributors and end users in niche markets. The failure of the Company to establish sufficient distribution channels could have a material adverse effect on the Company.

     In addition, the current market for desktop video conferencing and distribution products is fragmented and growing, and other companies are actively marketing or are expected to introduce competing products. One or more competitors could establish significant market share before the Company's distribution channels and product recognition are established. Also, potential distributors may form other alliances or may develop competing products.

     In the event that the Company is able to enter into satisfactory distribution arrangements with third parties, the Company will be dependent largely on such third parties marketing efforts and, in the case of OEMs and VARs, the popularity and sales of the third parties own products that integrate the VideoLan Products. While the Company believes that marketing the VideoLan Products through third party distribution channels will avoid marketing costs and expenses, the Company's revenues will be less than if it directly marketed the VideoLan Products.

Necessity of Developing New Applications

     Even if the VideoLan Products are successfully marketed, the Company anticipates that rapidly changing technology and new entrants into the video conferencing market could cause, over time, future revenues and profitability of the VideoLan Products to decline. Therefore, the future success of the Company could depend upon its ability to develop and successfully commercialize its technology for other communications applications. The Company cannot develop all of the potential commercial applications of its technology, so it intends to target projects it believes have the most potential and which it can afford. However, there can be no assurance that such projects will be commercially successful, that the cost will not exceed the financial resources available to the Company, or that the Company will not abandon projects which do not meet its expectations.

Uncertain Protection of Intellectual Property Rights

     The Company has been issued a patent in the United States for an efficient network for the real time, simultaneous, bi-directional transmission of voice, video, and data among a plurality of users connected to a plurality of hubs. In addition, an international patent application is pending designating 56 foreign countries as well as the United States. The Company intends to file future United States and foreign patent applications if any patentable inventions are created through continued development of the Company's technology. No assurance can be given that the Company will receive patent protection with respect to future patent applications relating to enhancements of, and new applications for, the Company's technology. Further, there can be no assurance that the Company's existing patent and future patents, if issued, will afford protection against competitive products or technologies which could be superior to the Company's products or technology. In addition, enforcement of patent rights could be costly, and there can be no assurance that the Company would be successful in enforcing such rights. Further, a successful challenge to a pending or issued patent could jeopardize the Company's ability to engage in its contemplated business activities. Therefore, there can be no assurance that the Company's intellectual property rights are or will be adequately protected, which could have a material adverse effect on the Company.

     Although the Company believes that its products and technologies do not and will not infringe on patents or other proprietary rights of others, it is possible that such infringement or violation has occurred or may occur. There is currently pending one lawsuit filed against the Company alleging patent infringement.
In the event that the Company's products or technologies are found to infringe on patents or other proprietary rights of others, the Company could be required to discontinue the sale of its products, and redesign its product or obtain licenses. There can be no assurance that the Company would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, or that the failure to do any of the foregoing would not have a material adverse effect on the Company. If any of the Company's products or technologies are found to infringe on patents or other proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which could also have a material adverse effect on the Company.

Dependence on Suppliers and Third-Party Manufacturers

     The Company has arranged with Plexus Corp. ("Plexus") to assemble and integrate sub-assemblies manufactured by it and other vendors according to the Company's specifications. However, the Company and Plexus have not entered into a contract, and the existing arrangement could be terminated at any time, which could have an adverse effect on delivery schedules. In addition, the quality of the components of the VideoLan System and the Company's ability to meet customers' delivery schedules will be dependent upon the ability of Plexus and the other vendors to manufacture the components and to integrate the various sub-assemblies in a timely manner, as well as the timely delivery by suppliers of raw materials. To date, Plexus has delivered only limited production quantities of the VideoLan System to the Company. In the event that Plexus or any other vendor or supplier fails to deliver quality components or materials in a timely manner, the Company may not be able to satisfy customer delivery schedules, which could have a material adverse effect on the Company.

Possible Inability to Successfully Compete

     A number of video conferencing and distribution products presently are being marketed, and new entrants into the market are anticipated. There are and will be numerous well-established competitors, including joint ventures involving major communications companies, that possess substantially greater financial, marketing, personnel and other resources than the Company. There can be no assurance that the VideoLan Products will be accepted in the marketplace, or will be perceived as being competitive with other products, including new products which may be developed. In addition, there is intense competition among potential providers to establish video services. Various alternative technologies such as ADSL digital compression technologies (technologies that allows digital transmission on unshielded twisted pair copper wire at various data rates and various distances) are being tested and there can be no assurance that the Company's technology will be developed for video services before other technologies are selected or that, if developed, will be preferred over other technologies.

Need for Additional Personnel

     The success of the Company is dependent upon its ability to hire and retain additional qualified marketing, technical and other personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to hire such additional personnel on a timely basis or retain such personnel.

Uncertain Impact of FCC Statutes and Regulations

     The Company cannot precisely predict what effect current or future governmental regulations may have on the Company's products or technology. While Congress and the Federal Communications Commission (the "FCC") are promoting the development of a competitive video distribution industry, the enactment or the interpretation of relevant statutes and administrative rules, regulations, policies and procedures could have an adverse effect on the industry as a whole, any one segment thereof, or on the Company in particular.

     The Company's potential alliances with telephone companies and cable companies to develop video services could be affected by the Telecommunications Act of 1996 (the "Telecom Act"), pursuant to which the FCC repealed its rules implementing the Cross-Ownership Ban, the statutory ban against telephone companies providing video programming in their own service areas. As a result of the Telecom Act, telephone companies now have four avenues for the provision of video services. Specifically, telephone companies may (1) provide video programming to subscribers through radio communication,
(2) provide video programming on a common carrier basis,
(3) provide video programming as a cable television system, or
(4) provide video programming by means of an "open market system," a new vehicle for entering the video marketplace. Further proposals for additional or revised statutes and regulations are considered by Congress and federal regulatory agencies, respectively, from time to time. The Company cannot predict the effect of possible changes in federal regulations, policies or laws on the business strategy of the Company.

No Intention to Declare or Pay Cash Dividends

     The Company does not currently intend to declare or pay any cash dividends on the Common Stock in the foreseeable future and anticipates that earnings, if any, will be used to finance the development and expansion of its business. Any payment of dividends and the amounts thereof in the future will be dependent upon the Company's earnings, financial requirements, and other factors deemed relevant by the Company's Board of Directors, including the Company's contractual obligations.

Possibility of Nasdaq Delisting and Decrease in Stock Price

     The trading of the Company's stock on the Nasdaq SmallCap Market is conditioned upon meeting certain asset, capital and surplus, earnings and stock price tests. The requirements to maintain eligibility on the Nasdaq SmallCap Market require the Company to maintain total assets in excess of $2,000,000, capital and surplus in excess of $1,000,000, and (subject to certain exceptions) a bid price of at least $1.00 per share. While the Company currently exceeds the total assets and capital surplus requirements, it may fall below such required amounts if it does not obtain financing in the near future. The stock price of the Common Stock currently trades below $1.00. If the Company fails any of these tests, the Common Stock may be delisted from trading on the Nasdaq SmallCap Market. Additionally, the National Association of Securities Dealers ("NASD") is presently considering rules which, if adopted, would result in new minimum criteria which a company must meet for inclusion in either the Nasdaq Stock Market or the SmallCap Market. Under the recently proposed rules, companies will be required to meet higher financial standards and maintain a stock market price of at least $1.00 per share, or else face automatic termination of their designation for inclusion in either the Nasdaq Stock Market or SmallCap Market. While the Common Stock is currently quoted on the Nasdaq SmallCap Market, there can be no assurance that its designation of inclusion thereon will not be terminated if the NASD adopts the proposed regulations and the Company's stock market price is below $1.00 per share. To enhance the likelihood the Company's stock will trade at or above $1.00, the Company's Board of Directors and stockholders recently approved a one-for-eight reverse stock split (the "Reverse Stock Split"). The Reverse Stock Split is expected to be implemented soon. Nonetheless, there can be no assurance that the stock price of the Common Stock will remain at least $1.00 after the Reverse Stock Split.

     The effects of delisting include the limited release of the market prices of the Company's securities and limited news coverage of the Company. Delisting may restrict investors' interest in the Company's securities and materially adversely affect the trading market and prices for such securities and the Company's ability to issue additional securities or to secure additional financing. In addition to the risk of volatility of stock prices and possible delisting, low price stocks are subject to the additional risks of additional federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if the Common Stock was delisted from trading on the Nasdaq SmallCap Market and the trading price of the Common Stock was less than $5.00 per share, the Common Stock could be subject to Rule 15g-9 under the Exchange Act, which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving any purchaser's written consent prior to any transaction. In such case, the Company's securities could also be deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, which would require additional disclosure in connection with trades in the Company's securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Company's securities and the ability of purchasers of the Shares to sell their securities in the secondary market. Furthermore, as a result of delisting, a stockholder would likely find it to be more difficult to obtain accurate quotations as to the value of the Common Stock.

Potential Adverse Impact of Preferred Stock on Rights of Common
Stockholders

     The Company's Certificate of Incorporation ("Certificate of Incorporation") authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The possible impact on takeover attempts could adversely affect the price of the Common Stock. The Company currently has 4,190 shares of Series 1996A Preferred Stock issued and outstanding.

Possible Volatility of Common Stock

     Recently, there has been significant volatility in the market prices of securities of companies in the computer and telecommunications industries, including the Company. The price at which the Common Stock trades may be influenced by many factors, including announcements of new legislative proposals or laws relating to the telecommunications industry, the performance of, and investor expectations for, the Company, the trading volume in the Common Stock, and general economic and market conditions. The trading price of the Common Stock will also be impacted by sales, or the possibility of sales, of the shares issuable upon the conversion of the Series 1996A Preferred Stock, a convertible debenture issued by the Company in July 1997 (the "Convertible Debenture"), or any other convertible securities of the Company issued in the future. There can be no assurance as to the price at which the Common Stock will trade in the future.

Possible Unenforceability of Contractual Obligations

     The Company has entered, or will, from time to time, enter into long-term contracts with customers for the purchase of specified quantities of VideoLan Products. However, because of explicit and implied conditions in such agreements there can be no assurance that the Company will actually receive the revenues expected from such long-term contracts or that such contracts will remain in effect for the full-term of the contracts.

Potential Dilution and Market Impact From Outstanding Capital Stock and Options

     As of September 5, 1997, the Company had 22,081,494 shares of Common Stock issued and outstanding. In addition, as of that date, approximately 1,000,000 shares of Common Stock were issuable upon the exercise of outstanding options, 12,318,450 shares of Common Stock were issuable upon the conversion of outstanding shares of Series 1996A Preferred Stock, (based upon an assumed conversion price of $.48504 as of August 23, 1997 and includes 3,679,986 shares issued in connection with certain registration rights), and 582,048 shares of Common Stock were issuable upon the conversion of the Convertible Debenture (based upon an assumed conversion price of $.48504 as of August 23, 1997). See "Description of Capital Stock" and "Recent Developments". The voting power of each holder of Common Stock would be diluted by the issuance of additional shares of Common Stock. Moreover, the prevailing market price for the Common Stock may be materially and adversely affected by the addition of a substantial number of shares of Common Stock, including the shares offered hereby, into the market or by the registration under the Securities Act for the sale of the shares offered thereby.

     Upon consummation of this Offering, assuming the conversion of all the Series 1996A Preferred Stock, the Company will have 37,027,598 shares of Common Stock issued and outstanding. Of those shares, the 14,946,104 Shares sold in this Offering will be freely transferable without restriction or registration under the Securities Act, unless held by persons deemed to be "affiliates" of the Company (as that term is defined under the Securities Act).

Antitakeover Effects of Certain Instruments, Agreements of the
Company, and Laws

     The Company's Certificate of Incorporation, By-Laws, Stockholders' Rights Plan, and the Delaware General Corporation Law contain provisions that could delay or prevent a transaction that results in a change of control of the Company or discourages a tender offer or other plan to restructure the Company favored by a significant portion of the Company's stockholders.

                       RECENT DEVELOPMENTS

Acquisition of VCSI

     On July 11, 1997, the Company's Subsidiary acquired substantially all of the assets of VCSI. The consideration for the acquisition was 4,000,000 shares of the Company's Common Stock, 3,000,000 of which are subject to forfeiture or cancellation under certain circumstances. Subject to certain exceptions, the Company did not assume any of VCSI's liabilities in the acquisition.

Regulation D Offering

     On July 31, 1997, the Company issued a $1,200,000 8% Convertible Debenture due July 31, 1998 for $1,200,000 in cash.
The Company paid a finders fee in the amount of $180,000, resulting in net proceeds to the Company of $1,020,000. The Convertible Debenture is convertible into shares of the Company's Common Stock at any time after September 10, 1997, at a conversion price for each share of Common Stock equal to eighty percent (80%) of the market price ("Market Price"). The Market Price is the average closing bid price of the Common Stock on the five (5) trading days immediately preceding the date the Convertible Debenture is converted (the "Conversion Date), as reported by NASD for companies trading on the over-the-counter market or, in the event the Common Stock is listed on a stock exchange, the market price will be the average closing bid price of the Common Stock on such stock exchange on the five (5) trading days immediately preceding the Conversion Date, as reported in The Wall Street Journal. See "Risk Factors -- Potential Dilution and Market Impact From Outstanding Capital Stock and Options."

                         USE OF PROCEEDS

     This Prospectus relates to Shares being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any of the proceeds of any sale by the Selling Stockholders of the Shares.

                       SELLING STOCKHOLDERS

     The Selling Stockholders will have acquired the shares of Common Stock offered by this Prospectus in connection with the conversion of the Series 1996A Preferred Stock. As of September 5,
1997, the Selling Stockholders owned 2,627,654 shares of  Common
Stock and 4,140 shares of Series 1996A Preferred Stock convertible into 12,171,952 shares of Common Stock (3,679,986 of which are issuable in connection with certain registration rights of the Selling Stockholders pursuant to registration rights agreements with the Company).


     The following table sets forth the name of each Selling Stockholder, the maximum aggregate number of shares of Common Stock into which the Series 1996A Preferred Stock issued to the Selling Stockholders is convertible and which each Selling Stockholder may offer and sell pursuant to this Prospectus based on an assumed conversion price of $.48504 (the "Conversion Price") which is 80% of the average closing bid price of the Common Stock for the five trading days before August 23, 1997, and based on an assumed effective date of October 15, 1997 for the Registration Statement, of which the Prospectus is a part. In accordance with Rule 416 under the Securities Act, this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon the conversion of the Series 1996A Preferred Stock to prevent dilution resulting from stock splits, stock dividends or similar transactions or by reason of changes in the Conversion Price as aforesaid. Because the Selling Stockholders may sell all or a portion of the Common Stock at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that each Selling Stockholder may retain upon completion of the Offering. To the knowledge of the Company, none of the Selling Stockholders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates.


Name                            Shares of Common Stock Owned          Total
                                     Prior to Offering           Shares Offered
Buchanan Fund Limited                     990,552                  2,460,534(1)
Buchanan Partners Limited                 990,552                  2,460,534(1)
Legong Investments N.V.                        -0-                   881,990(2)
Little Wing L.P.                               -0-                 2,204,972(3)
Offshore Nominees Limited
  A/C G5-21149                            308,032                  1,337,019(4)
The TailWind Fund Limited                 129,143                    981,733(5)
Windward Island Limited                        -0-                 1,469,982(6)
Scotia McLeod Inc.                             -0-                 1,469,982(6)
Offshore Investment Fund Ltd.                  -0-                   440,995(7)
Offshore Nominees Limited
  A/C G5-21148                                 -0-                   440,995(7)
RIC Investment Fund, Ltd.                 209,375                    650,370(8)
_____________________

(1) Includes 990,552 shares of Common Stock owned prior to the Offering, 1,030,843 shares of Common Stock issuable upon the conversion of 500 shares of Series 1996A Preferred Stock, and an additional 439,139 shares of Common Stock issuable in connection with certain registration rights pursuant to a registration rights agreement with the Company.

(2) Includes 618,506 shares of Common Stock issuable upon the conversion of 300 shares of Series 1996A Preferred Stock, and an additional 263,484 shares of Common Stock issuable in connection with certain registration rights pursuant to a registration rights agreement with the Company.

(3) Includes 1,546,264 shares of Common Stock issuable upon the conversion of 750 shares of Series 1996A Preferred Stock, and an additional 658,708 shares of Common Stock issuable in connection with certain registration rights pursuant to a registration rights agreement with the Company.

(4) Includes 308,032 shares of Common Stock owned prior to the Offering, 721,590 shares of Common Stock issuable upon the conversion of 350 shares of Series 1996A Preferred Stock, and an additional 307,397 shares of Common Stock issuable in connection with certain registration rights pursuant to a registration rights agreement with the Company.

(5) Includes 129,143 shares of Common Stock owned prior to the Offering, 597,889 shares of Common Stock issuable upon the conversion of 290 shares of Series 1996A Preferred Stock, and an additional 254,701 shares of Common Stock issuable in connection with certain registration rights pursuant to a registration rights agreement with the Company.

(6) Includes 1,030,843 shares of Common Stock issuable upon the conversion of 500 shares of Series 1996A Preferred Stock, and an additional 439,139 shares of Common Stock issuable in connection with certain registration rights pursuant to a registration rights agreement with the Company.

(7) Includes 309,253 shares of Common Stock issuable upon the conversion of 150 shares of Series 1996A Preferred Stock, and an additional 131,742 shares of Common Stock issuable in connection with certain registration rights pursuant to a registration rights agreement with the Company.

(8) Includes 209,374 shares of Common Stock owned prior to the Offering, 412,337 shares of Common Stock issuable upon the conversion of 200 shares of Series 1996A Preferred Stock, and an additional 175,656 shares of Common Stock issuable in connection with certain registration rights pursuant to a registration rights agreement with the Company.


                       PLAN OF DISTRIBUTION

     The securities offered hereby may, upon compliance with applicable "Blue Sky" laws, be sold from time to time to purchasers directly by the Selling Stockholders in negotiated transactions and in the over-the-counter market on Nasdaq. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent; and (b) ordinary brokerage transactions in which the broker solicits purchasers. In addition, any securities covered by the Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     Alternatively, the Selling Stockholders may from time to time offer the securities offered hereby through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of securities for whom they may act as agents.

     In order to comply with the securities laws of certain states, if required, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or any exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders.

     The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of securities offered hereby may be deemed to be underwriters, and any profit on the sale of such securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular underwritten offer of securities is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, and discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     The securities offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed or at varying prices determined at the time of sale or at negotiated prices.

     The Company will pay all reasonable and necessary expenses in connection with the preparation of the Registration Statement and this Prospectus, including, without limitation, any and all legal, accounting and filing fees, but not including underwriting discounts and commissions to be paid by the Selling Stockholders.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities in connection with the Registration
Statement, of which this Prospectus is a part, including certain liabilities under the Securities Act.

     The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. At the time a particular offer is made, a Prospectus supplement, if required, will be distributed that sets forth the name or names of agents or broker-dealers, any commissions and other terms constituting compensation and any other required information. In effecting sales, broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in the resales.

     In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Stockholders.
The Selling Stockholders may also sell shares short and redeliver the Shares registered hereunder to close out short positions. The Selling Stockholders may also enter into options or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Stockholders may also loan or pledge the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus. As of the date of this Prospectus, to the Company's knowledge, there are no selling arrangements between the Selling Stockholders and any broker-dealer.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

     The Company has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares. The Company has agreed to use its reasonable best efforts to keep the Registration Statement current and effective until the Shares have been sold.

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company will bear the costs of registering the Shares under the Securities Act, including the registration fee under the Securities Act, legal and accounting fees and any printing expenses. The Selling Stockholders will bear expenses in connection with this offering for selling commissions and brokerage fees.

     The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving the Shares against certain liabilities, including liabilities arising under the Securities
Act. The Company and the Selling Stockholders have agreed to indemnify each other and certain other persons (including, in the case of the Company, broker-dealers) against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.


                   DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 80,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of Preferred Stock, $0.01 par value per share. As of September 5, 1997, 22,081,494 shares of Common Stock were outstanding and 4,190 shares of 1996 Series A Preferred Stock were outstanding. As of such date, there were 236 holders of record of the outstanding shares of Common Stock.

     The following description of the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation and By-Laws, as amended, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

Common Stock

     Holders of Common Stock are entitled to one vote for each share of Common Stock beneficially owned, on each matter submitted to a vote at a meeting of stockholders. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of voting shares for the election of directors can elect all of the members of the Board of Directors. The Common Stock has no preemptive rights and no redemption or conversion privileges. The holders of the outstanding shares of Common Stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the stockholders. A majority vote of shares represented at a meeting at which a quorum is present is sufficient for all actions that require the vote of stockholders. All of the outstanding shares of Common Stock are, and the shares to be sold by the Company or on exercise of the Warrants will be, when issued and paid for, fully-paid and nonassessable.

Preferred Stock

     Pursuant to the Certificate of Incorporation, the Company is authorized to issue "blank check" Preferred Stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, in certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock. As of September 5, 1997, the Company had 4,190 shares of Series 1996A Preferred Stock issued and outstanding.

Redeemable Warrants

     Warrants to purchase an aggregate of 3,139,000 shares of Common Stock were issued in connection with the Company's IPO. As of August 31, 1997, IPO Warrants to purchase 7,000 shares of Common Stock had been exercised.

     The IPO Warrants were immediately separable from the shares of Common Stock included in the IPO Units and are immediately exercisable. Each IPO Warrant entitles the holder to purchase, at any time until August 10, 2000 (the "Expiration Date"), one share of Common Stock at an exercise price of $7.00 per share, subject to certain adjustments based upon anti-dilution provisions. The IPO Warrants may be exercised in whole or in part. Unless exercised, the IPO Warrants will automatically expire on the Expiration Date, unless extended by the Company.

     The exercise price of the IPO Warrants and the number of shares of Common Stock issuable upon exercise of the IPO Warrants are subject to adjustment in certain circumstances, including the event of a stock dividend, subdivision or combination of the Common Stock and the issuance of Common Stock or rights, options or warrants to subscribe for Common Stock at a price per share less than the exercise price of the IPO Warrants in effect immediately prior to such issuance.

     The Company may at any time redeem the IPO Warrants, in whole or in part, at the option of the Company, upon not less than 30 days' notice, at a price of $.20 per IPO Warrant, provided that (i) the average of the closing prices of the Common Stock is at least 175% of the then current exercise price of the IPO Warrants for 20 consecutive business days ending within 30 days of the date of the notice of redemption, and (ii) the Company is in compliance with its obligations to register under the Securities Act the shares of Common Stock issuable on exercise of the IPO Warrants. If the Company exercises its right to redeem the IPO Warrants, such IPO Warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any IPO Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the redemption price.

Special Provisions of Delaware Law and the Company's Restated
Certificate of Incorporation

     The Company is a Delaware corporation and is subject to
Section 203 of the Delaware General Corporation Law ("DGCL"). In general, Section 203 of the DGCL prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a Delaware corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination,
(ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) on or following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and approved at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203 of the DGCL, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors.

     The foregoing provisions could delay or frustrate a change in control of the Company. The provisions could also discourage or make more difficult a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders.

     Section 102(a)(7) of the DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102(a) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of Incorporation limits the liability of the directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(a). Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchase or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

                          LEGAL MATTERS

     The validity of the Shares being offered hereby will be passed upon for the Company by Brown, Todd & Heyburn PLLC, Louisville,
Kentucky.

                             EXPERTS

     The balance sheet of the Company as of December 31, 1996, and the related statements of operations, stockholders' deficiency and cash flows for each of the two years ended December 31, 1996 and 1995, and the period May 11, 1994 (inception) through December 31, 1996 included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, have been audited by Grant Thornton, LLP, independent certified public accountants, as set forth in their report included therein, and are incorporated herein by reference in reliance upon such report of said firm as experts in auditing and accounting.



No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in, or incorporated by reference in, this Prospectus, in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or any selling agent. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or incorporated by reference herein or in the affairs of the Company since the date hereof.





                        TABLE OF CONTENTS
                                                             Page

Available Information  . . . . . . . . . . . . . . . . . . . . .
Incorporation of Certain Documents
   by Reference. . . . . . . . . . . . . . . . . . . . . . . . .
The Company  . . . . . . . . . . . . . . . . . . . . . . . . . .
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . .
Recent Developments  . . . . . . . . . . . . . . . . . . . . .
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . .
Selling Stockholders . . . . . . . . . . . . . . . . . . . . .
Plan of Distribution . . . . . . . . . . . . . . . . . . . . .
Description of Capital Stock . . . . . . . . . . . . . . . . .
Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . .
Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . .



                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Expense                                      Amount
SEC registration fee                         $ 1,840
"Blue Sky" filing fees and expenses
         (including legal expenses)(1)         5,000
Legal fees and expenses(1)                    25,000
Accounting fees and expenses(1)                7,500
Printing(1)                                    2,000
Transfer agent fees(1)                         1,000
                                              ______

                                             $42,340
__________________
(1)  Estimated

     All itemized fees and expenses of the offering are expected to be paid by the Company.

Item 15.  Indemnification of Directors and Officers.

     Section 102(a)(7) of the DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102(a) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as an injunction or rescission. The Company's Certificate of Incorporation limits the liability of the directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(a). Specifically, a director of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

     Under Section 145 of the DGCL, the Company has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative, or investigative, to which any of them is a party by reason of his being a director or officer of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company's By-Laws provide that the Company shall indemnify each person who may be indemnified pursuant to Section 145, as amended from time to time (or any successor provision thereto), to the fullest extent permitted by
Section 145.

     The Registrant maintains directors and officers liability insurance.
Item 16.  Exhibits.

3.1  -    Certificate of Incorporation of the Company is hereby
          incorporated by reference to the exhibits to the Form SB-2 Registration Statement (File No. 33-93086).

3.2  -    Certificate of Amendment to Certificate of Incorporation
          of the Company is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended
          December 31, 1996 (File No. 0-26302).

3.3  -    Certificate of Designation, Number, Powers, Preferences
          and Relative, Participating, Optional, and Other Special Rights and the Qualifications, Limitations, Restrictions, and Other Distinguishing Characteristics of Preferred Stock of the Company is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

3.2  -    By-Laws of the Company, as amended and restated, is
          hereby incorporated by reference to the exhibits to the Form 8-A12G Registration Statement dated January 29, 1997 (File No. 0-26302).

4.1 Specimen certificate for Common Stock is hereby incorporated by reference to the exhibits to the Form
          SB-2 Registration Statement (File No. 33-93086).

4.2       Specimen certificate for Warrants (included in Exhibit
          10.4) is hereby incorporated by reference to the exhibits of Form SB-2 Registration Statement (File No. 33-93086).

4.3  -    Rights Agreement between the Company and Continental
          Stock Transfer & Trust Company, dated January 29, 1997, is hereby incorporated by reference to the exhibits to the Form 8-A12G Registration Statement dated January 29, 1997 (File No. 0-26302).

4.4  -    Form of Rights Certificate (included in Exhibit 4.3) is
          hereby incorporated by reference to the exhibits to the Form 8-A12G Registration Statement dated January 29, 1997 (File No. 0-26302).

4.5  -    Form of 8% Convertible Debenture due July 31, 1998, is
          hereby incorporated by reference to the exhibits to the Form 8-K dated August 13, 1997.

5.1  -    Legal Opinion of Brown, Todd & Heyburn PLLC

10.1 - Employment Agreement between the Company and Ted Ralston is hereby incorporated by reference to exhibits to the Form 10-KSB for the fiscal year ended December 31, 1995
          (File No. 0-26302).

10.2 -    Employment Agreement between the Company and Vernon L.
          Jackson, dated October 10, 1994, is hereby incorporated by reference to the exhibits to the Form SB-2
          Registration Statement (File No. 33-93086).

10.3 - Amendment to Employment Agreement between the Company and Vernon L. Jackson, dated October 10, 1994, is hereby incorporated by reference to the exhibits to the Form SB-2 Registration Statement (File No. 33-93086).

10.4 - Form of Kensington Wells Incorporated Warrant Agreement is hereby incorporated by reference to the exhibits to the Form SB-2 Registration Statement (File No. 33-93086).

10.5 - Consulting Agreement between the Company and Ted Ralston is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1995 (File No. 0-26302).

10.6 - Employment Agreement between the Company and Peter Beck, dated April 17, 1995, is hereby incorporated by reference to the exhibits to the Form SB-2 Registration Statement
          (File No. 33-93086).

10.7 -    Employment Agreement between the Company and John E.
          Haines is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended
          December 31, 1995 (File No. 0-26302).

10.8 -    Option Agreement between the Company and John R.
          Glankler, dated August 28, 1995, is hereby incorporated by reference to the exhibits to the Form 10-KSB for the year ended December 31, 1996 (File No. 0-26302).

10.9 - Exclusive Distribution Agreement between the Company and Samsung America, Inc. and Samsung Corporation is hereby incorporated by reference to the exhibits to the Form 10-KSB for the year ended December 31, 1995 (File No. 0-26302).

10.10- Employment Agreement and Employment Agreement Addendum between the Company and Steven B. Rothenberg is hereby incorporated by reference to the exhibits to the Form 10-KSB for the year ended December 31, 1995 (File No. 0-26302).

10.11-    Lease between the Company and NTS/BBCI, dated April 23,
          1996, is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

10.12- Lease between the Company and Corporate Business Connection, Inc., dated May 1, 1996, is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

10.13- Termination and Release Agreement between the Company and John E. Haines, dated May 14, 1996, is hereby incorporated by reference to the exhibits to the Post
          Effective Amendment No. 1 to Form SB-2 Registration
          Statement (File No. 33-93086).

10.14-    Registration Rights Agreement between the Company and
          John E. Haines, dated May 14, 1996, is hereby incorporated by reference to the exhibits to the Post
          Effective Amendment No. 1 to Form SB-2 Registration
          Statement (File No. 33-93086).

10.15- Option Agreement between the Company and John E. Haines, dated May 14,1996, is hereby incorporated by reference to the exhibits to the Post Effective Amendment No. 1 to Form SB-2 Registration Statement (File No. 33-93086).

10.16- Option Agreement between Jacques O. de Labry and the Company, dated June 14, 1996, is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

10.17- Option Agreement between the Company and Quest Enterprises, Inc., dated June 14, 1996, is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

10.18- Piggyback Registration Rights Agreement between the Company and Quest Enterprises, Inc., dated June 14, 1996, is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

10.19- 1995 Stock Option Plan of the Company is hereby incorporated by reference to the exhibits to the Form S-8 Registration Statement (File No. 333-6449).

10.20- Form of Option Agreement - Incentive Stock Option is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996
          (File No. 0-26302).

10.21-    Form of Director Option Agreement - Non-Qualified Stock
          Option is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended
          December 31, 1996 (File No. 0-26302).

10.22- Consulting Agreement between Video Network Inc. and the Company, dated July 1, 1996, is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

10.23- Option Agreement between the Company and Video Network Inc., dated August 5, 1996, is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

10.24- Option Agreement between the Company and Howard S. Jacobs, dated August 28, 1996, is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

10.25-    Employment Agreement between the Company and Jack
          Shirman, dated September 27, 1996, is hereby incorporated by reference to the exhibits to the Form 10-QSB dated
          November 11, 1996 (File No. 0-26302).

10.26- Option Agreement between the Company and Jack Shirman, dated September 27, 1996 is hereby incorporated by reference to the exhibits to the Form 10-QSB dated
          November 11, 1996 (File No. 0-26302).

10.27-    Form of Registration Rights Agreement, dated October 17,
          1996, is hereby incorporated by reference to the exhibits to the Form 10-QSB dated November 11, 1996 (File No. 0-26302).

10.28- Form of Subscription Agreement, dated October 17, 1996, is hereby incorporated by reference to the exhibits to the Form 10-QSB dated November 11, 1996 (File No. 0-26302).

10.29- Form of Registration Rights Agreement the Company, dated October 17, 1996, is hereby incorporated by reference to the exhibits to the Form 10-QSB dated November 11, 1996
          (File No. 0-26302).

10.30- Form of Subscription Agreement, dated October 17, 1996, is hereby incorporated by reference to the exhibits to the Form 10-QSB dated November 11, 1996 (File No. 0-26302).

10.31-    Warrant Agreement between the Company and First Bermuda
          Securities Limited, dated October 17, 1996, is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

10.32- Form of First Bermuda Securities Warrant is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

10.33- Registration Rights Agreement between the Company and Goodbody International, Inc., dated November 15, 1996, is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

10.34- Form of Goodbody International Inc. Warrant is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

10.35- Registration Rights Agreement between the Company and RIC Investment Fund Ltd., dated November 26, 1996, is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

10.36-    Subscription Agreement between the Company and RIC
          Investment Fund Ltd. is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

10.37- Stock Option Agreement between the Company and Jack Shirman, dated January 23, 1997, is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

10.38 -   Executive Severance Agreement between the Company and
          Jack Shirman, dated February 14, 1997, is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

10.39 -   Executive Severance Agreement between the Company and
          Steven B. Rothenberg, dated February 14, 1997, is hereby incorporated by reference to the exhibits to the Form 10-KSB for the fiscal year ended December 31, 1996 (File No. 0-26302).

10.40 - Asset Purchase Agreement, dated July 10, 1997, by and among IL Acquisition Corp., Video and Communication
          Solutions, Inc., the Company, GCH Acquisition Partners,
          Ltd., and Grown Capital Holdings, Inc.

21   -    Subsidiary of the Company

23.1 - Consent of Brown, Todd & Heyburn PLLC is included in its opinion filed herewith.

23.2 -    Consent of Grant Thornton LLP

24   -    Power of Attorney (included in the Signature Page to this
          Registration Statement)

27   -    Financial Data Schedule

Item 17.  Undertakings.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any material information with respect to any plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (d)  The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act, of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                         SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Louisville, Commonwealth of Kentucky.

                              VIDEOLAN TECHNOLOGIES, INC.



                              By: /s/ Jack Shirman
                                Jack Shirman, Chief Executive Officer



                        POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jack
Shirman and Steven B. Rothenberg his true and lawful attorneys-in-fact and agents, with full power of substitution, and each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to perform any acts necessary to be done in order to file such amendment with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Title                       Date

/s/ Jack Shirman               Chief Executive Officer     September 8, 1997
Jack Shirman                    and Director
                               (Principal Executive Officer)

/s/ Steven Rothenberg          Vice President Finance,     September 8, 1997
Steven Rothenberg               Chief Financial Officer,
                                (Chief Accounting Officer),
                                and Director

/s/ Norman Barkeley            Director                    September 8, 1997
Norman Barkeley



/s/ John Glankler              Director                    September 8, 1997
John Glankler